UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

April 3, 2012

Date of Report (date of Earliest Event Reported)

VELATEL GLOBAL COMMUNICATIONS, INC.
(Exact Name of Registrant as Specified in its Charter)

NEVADA	000-52095	98-0489800
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

12526 High Bluff Drive, Suite 155, San Diego, CA 92130
 (Address of principal executive offices and zip code)

(760) 230-8986
(Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On April 3, 2012, VelaTel Global Communications, Inc., a Nevada corporation and the registrant responsible for the filing of this Form 8-K (“Company”), through its wholly owned subsidiary Gulfstream Capital Partners Limited, a Seychelles corporation (“Gulfstream”) (Gulfstream and the Company collectively, “Purchaser”) entered into a Stock Purchase Agreement (“SPA”) with Zapna, ApS, a Danish (Denmark) corporation (“Zapna”), and Omair Khan, Zapna’s sole shareholder (“Seller”).  The material terms of the SPA are as follows (defined terms are as set forth in the SPA):

1.   Zapna’s capital stock consists of 100 authorized shares (“Zapna Stock”), of which all 100 shares have been issued to Seller.  Seller shall cause 75 shares of Zapna Stock (“Purchased Shares”) to be transferred to Gulfstream.

2.   The Purchase Price for the Purchased Shares is 6,000,000 shares of the Company’s Series A Common Stock, which the Company shall cause to be issued in the name of Alhamd Holding Company, a new Danish corporation Seller is in the process of forming, or otherwise as Seller shall direct.  Purchaser warrants the total value of the Purchase Price Shares shall be at least $200,000 as measured by the closing price per share over the ten trading days immediately following the Closing (“Valuation Calculation” and “Valuation Date”).  If the total value of the Purchase Price Shares is less than $200,000 on the Valuation Date, Purchaser shall issue and deliver to Seller within ten business days of the Valuation Date that number of additional shares of VELA Stock that shall represent the difference between $200,000 and the total value of the Purchase Price Shares based on the Valuation Calculation (“Price Protection Shares”).

3.   Closing takes place (took place) upon the signature of all the parties, with the exchange of shares described above to follow as expeditiously as possible.

4.           Seller also intends to hold his remaining 25 shares of Zapna Stock in the name of Alhamd Holding Company.  Seller and/or Alhamd Holding Company shall pledge all 25 shares of Zapna Stock (“Pledged Zapna Shares”) and all 6,000,000 of the Purchase Price Shares in favor of Purchaser as collateral for any liability of Seller or the Company to Purchaser for any claim for Indemnification pertaining to breach of any representation or warranty established by Seller or the Company under the SPA.  Such pledge of the shares shall be pursuant to the pledge agreement attached as Schedule 1 to the SPA (“Pledge Agreement”).  Subject to the Pledge Agreement, the pledge agent shall release to Seller or as Seller directs (1) the Purchase Price Shares 180 days following the Closing Date, and (2) the Pledged Zapna Shares on the third anniversary of the Closing Date.

5.           Zapna’s board of directors shall be comprised of five directors, of which Purchaser shall have the right to appoint three and Seller the right to appoint two.  Sellers’ Directors shall have veto rights over certain fundamental decisions, including purchase of subsidiaries, public listing of Zapna’s assets, declaring bankruptcy or similar proceedings, or termination of employment of any of the three members of Zapna’s senior management, Hamad Raza, Omair Khan and Connie Duedahl.

6.   Hamad Raza, Omair Khan and Connie Duedahl shall be eligible to participate in VelaTel’s employee stock option plan on the same basis as other senior management representatives of VelaTel of equal rank and upon similar criteria for award of options, provided that Zapna’s financial performance shall expressly be a criterion.  Hamad Raza shall continue to act as Zapna’s Chief Executive Officer at a salary reflected in a 2012 budget Purchaser has approved.  Purchaser agrees to cover Zapna’s budgeted negative EBITDA as reflected in the approved 2012 budget.

7.   Purchaser shall assist Zapna in obtaining a favorable distributorship and other contractual relationships with Taisys Holding Co., Ltd. and its subsidiaries. VelaTel shall also provide Zapna access to and favorable relationships with each of VelaTel’s current and future operating subsidiaries.  VelaTel and Zapna shall develop a strategic plan to exploit synergies between their respective operations as soon as the agreement has been signed and within 3 months

8.   Seller is granted certain “tag along” rights and rights of first refusal in the event Purchaser seeks to sell a controlling interest in Zapna, upon terms the Company believes are standard in transactions of this nature.  Seller and the Company make certain representations and warranties regarding the corporate and financial status of the Company and its past operations, also upon terms the Company believes are standard in transactions of this nature.

A complete copy of the SPA is attached to this Form 8-K as Exhibit 10.1.

A complete copy of the Pledge Agreement (Schedule 1 to the SPA) is attached to this Form 8-K as Exhibit 10.2.

Item 8.01  Other Events

On April 5, 2012, the Company issued a press release describing the acquisition of Zapna pursuant to the SPA.

A complete copy of the press release is attached to this Form 8-K as Exhibit 99.1.

Item 9.01  Exhibits

10.1	Stock Purchase Agreement between VelaTel Global Communications, through its wholly owned subsidiary Gulfstream Capital Partners Limited, and Zapna, APS

10.2	Pledge Agreement between VelaTel Global Communications, Omair Khan, and Horwitz, Cron & Armstrong

99.1	Press release

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SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VelaTel Global Communications, Inc.,

Date: April 5, 2012	By:	/s/ George Alvarez
Name: George Alvarez
Title: Chief Executive Officer

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